EXHIBIT 99.1

Press Release Dated March 10, 2022

Geron Corporation Reports Fourth Quarter and Full Year 2021 Financial Results and Upcoming Milestones

Top-Line Results from IMerge Phase 3 Trial in Lower Risk MDS Expected in Early January 2023

FOSTER CITY, Calif., March 10, 2022 -- Geron Corporation (Nasdaq: GERN), a late-stage clinical biopharmaceutical company developing a first-in-class telomerase inhibitor, imetelstat, to treat hematologic malignancies, today reported business updates, upcoming milestones and financial results for the fourth quarter and year ended December 31, 2021. The Company ended 2021 with $212.7 million in cash and marketable securities, which the Company believes is sufficient to fund current operations through the end of the first quarter of 2023.

“We made significant accomplishments in 2021 to advance the development of imetelstat toward two important Phase 3 data readouts, which if positive, have the potential to transform patient care in lower risk MDS and refractory MF,” said John A. Scarlett, M.D., Chairman and Chief Executive Officer. “With completion of enrollment in IMerge Phase 3 last October, we look forward to top-line results from that trial in early January 2023. If those results confirm similar safety, as well as the depth, breadth and durability of transfusion independence that was observed in our Phase 2 trial, then upon approval of an NDA, we expect our U.S. commercial launch of imetelstat in lower risk MDS to occur as early as the first half of 2024.”

Dr. Scarlett added, “In 2021, we also made progress with the IMpactMF Phase 3 trial in refractory MF, by opening 50% of the planned clinical sites to patient enrollment. In 2022, we plan to open the rest of the selected clinical sites to enable the planned interim analysis in 2024.”

Dr. Scarlett also noted, “Building on the strong evidence of imetelstat’s disease modification potential from our Phase 2 trials, we started several new programs in 2021. We believe that the data to be generated from these programs over the next few years will provide strategic value to the imetelstat franchise through the potential expansion into new myeloid and lymphoid hematologic indications, as well as into combination regimens.”

Key Upcoming Milestones Expected

●	Top-line results from IMerge Phase 3 in early January 2023

●	Open the rest of the selected clinical sites in IMpactMF for enrollment to enable the planned interim analysis in 2024

●	Expand into additional indications and treatment combinations:

	○	Start of IMproveMF Phase 1 study of imetelstat + ruxolitinib in frontline MF in 1H 2022

	○	Start of IMpress Phase 2 study of single-agent imetelstat in R/R AML and HR MDS in 2H 2022

	○	Start of TELOMERE Phase 1/2 study of imetelstat + HMAs or venetoclax in R/R AML in 2H 2022

Top-Line Results Expected in Early January 2023 from IMerge Phase 3 in Lower Risk Myelodysplastic Syndromes (MDS)

Assuming the results of IMerge Phase 3 support regulatory submissions, Geron plans to submit a New Drug Application (NDA) in the United States in the first half of 2023 and a Marketing Authorization Application (MAA) in Europe in the second half of 2023 for imetelstat in lower risk MDS. Upon potential approval by the United States Food and Drug Administration (FDA) of the NDA, the Company expects that its commercial launch of imetelstat in lower risk MDS in the United States could occur as early as the first half of 2024.

Planned Interim Analysis in 2024 from IMpactMF in Refractory Myelofibrosis (MF)

IMpactMF, the only Phase 3 clinical trial in MF with overall survival (OS) as a primary endpoint, is planned to engage approximately 180 clinical sites across North America, South America, Europe, Australia and Asia to facilitate patient recruitment and enrollment into the trial. The Company expects to open for enrollment the remaining approximately 50% of selected clinical sites in 2022.

Under current planning assumptions around enrollment and median overall survival for each treatment arm, the Company expects to conduct the interim analysis in 2024 and the final analysis in 2025. The final analysis for OS is planned to be conducted after more than 50% of the patients enrolled in the trial have died. An interim analysis of OS is planned to be conducted after approximately 70% of the total projected number of events for the final analysis have occurred. If the pre-specified, statistically significant difference in OS between the two treatment arms is met at the interim analysis, it is possible that data from the interim analysis could support a registration filing. Both the planned interim and final analyses are event-driven and could occur on different timelines than currently expected.

Pipeline Expansion to Enhance Imetelstat Potential

In November 2021, the Company unveiled three new clinical programs and one preclinical program for imetelstat. These programs explore the use of imetelstat as a single agent and in combination with current standard of care therapies to expand the potential application of imetelstat.

In the first half of 2022, Geron plans to initiate IMproveMF, a company-sponsored Phase 1 study of imetelstat in combination with ruxolitinib in frontline MF patients. In addition, in collaboration with key opinion leaders with expertise in acute myeloid leukemia (AML), the Company is supporting investigator-led studies in relapsed/refractory AML and higher risk MDS (HR MDS) to evaluate imetelstat as a single agent and in combination with venetoclax or hypomethylating agents (HMAs). These studies are expected to start in the second half of 2022. The preclinical program in lymphoid malignancies is being conducted at MD Anderson Cancer Center, and the Company expects preliminary results from ongoing in vitro and in vivo experiments to be available by the end of 2022.

Fourth Quarter and Full Year 2021 Results

For the fourth quarter of 2021, the Company reported a net loss of $32.0 million, or $0.10 per share, compared to $23.8 million, or $0.07 per share, for the fourth quarter of 2020. Net loss for the full year of 2021 was $116.1 million, or $0.35 per share, compared to $75.6 million, or $0.28 per share, for the full year of 2020.

Revenues for the three and twelve months ended December 31, 2021 were $1.0 million and $1.4 million, respectively, compared to $50,000 and $253,000 for the same periods in 2020. Revenues in 2021 and 2020 primarily reflect estimated royalties from sales of cell-based research products from the Company’s divested stem cell assets. In connection with the 2013 divestiture of Geron’s human embryonic stem cell assets, including intellectual property and proprietary technology, to Lineage Cell Therapeutics, Inc. (formerly BioTime, Inc., which acquired Asterias Biotherapeutics, Inc.), Geron is entitled to receive royalties on sales from certain research or commercial products utilizing Geron’s former intellectual property. The increase in revenues in 2021 compared to 2020 primary reflects retroactive royalties of approximately $911,000 on product sales of cell-based research products.

Total operating expenses for the three and twelve months ended December 31, 2021 were $32.0 million and $115.4 million, respectively, compared to $23.3 million and $77.2 million for the same periods in 2020.

Research and development expenses for the three and twelve months ended December 31, 2021 were $24.2 million and $85.7 million, respectively, compared to $16.2 million and $51.5 million for the same periods in 2020. The increase in research and development expenses for the three and twelve months ended December 31, 2021, compared to the same periods in 2020, primarily reflects increased clinical development costs associated with conducting two Phase 3 clinical trials, higher imetelstat manufacturing costs for producing validation batches at contract manufacturers to enable future production of imetelstat for clinical and commercial purposes and higher personnel-related costs for additional headcount.

General and administrative expenses for the three and twelve months ended December 31, 2021 were $7.9 million and $29.7 million, respectively, compared to $7.1 million and $25.7 million, for the same periods in 2020. The increase in general and administrative expenses for the three and twelve months ended December 31, 2021, compared to the same periods in 2020, primarily reflects new costs in connection with pre-commercial activities, including modernizing the internal infrastructure to support a commercial launch, and higher legal costs.

Interest income for the three and twelve months ended December 31, 2021 was $106,000 and $527,000, respectively, compared to $243,000 and $1.8 million for the same periods in 2020. The decrease in interest income for the three and twelve months ended December 31, 2021, compared to the same periods in 2020, primarily reflects lower yields on the Company’s marketable securities portfolio.

Interest expense for the three and twelve months ended December 31, 2021 was $1.1 million and $3.7 million, respectively, compared to $754,000 and $760,000 for the same periods in 2020. In September 2020, the Company secured a new debt facility for up to $75 million. As of December 31, 2021, a total of $50 million has been drawn down under the facility.

Financial Resources and Projected 2022 Financial Guidance

The Company ended 2021 with $212.7 million in cash and marketable securities, which the Company believes is sufficient to fund current operations through the end of the first quarter of 2023.

For fiscal year 2022, under generally accepted accounting principles (GAAP), the Company expects total operating expenses in the range of approximately $155 million to $165 million, which includes non-cash items such as: stock-based compensation expense, amortization of debt discounts and issuance costs and depreciation and amortization. The Company expects non-GAAP total operating expenses for fiscal year 2022, which excludes estimated non-cash items such as: stock-based compensation expense, amortization of debt discounts and issuance costs and depreciation and amortization, in the range of approximately $140 million to $150 million.

The fiscal year 2022 financial guidance reflects costs to support preparatory activities for top-line results in lower risk MDS; NDA and commercial readiness; two ongoing Phase 3 clinical trials and new clinical studies expanding the pipeline; finalizing validation batches of imetelstat at contract manufacturers to enable future production of imetelstat for clinical and commercial purposes; projected increases in headcount and interest payments on outstanding debt.

As of December 31, 2021, the Company had 72 employees. The Company plans to grow to a total of approximately 90 to 100 employees by year-end 2022.

Conference Call

Geron will host a conference call at 4:30 p.m. ET on Thursday, March 10, 2022 to discuss business updates, expected upcoming milestones and fourth quarter and full year 2021 financial results.

A live webcast of the conference call and related presentation will be available on the Company’s website at www.geron.com/investors/events. An archive of the webcast will be available on the Company’s website for 30 days.

Participants may access the webcast by registering online using the following link, https://conferencingportals.com/event/SmvlMvWL. Participants that are unable to register online can access the conference call via telephone by dialing domestically +1 (888) 330-2434 or internationally +1 (240) 789-2725. The conference ID is 67335.

About Imetelstat

Imetelstat is a novel, first-in-class telomerase inhibitor exclusively owned by Geron and being developed in hematologic malignancies. Data from Phase 2 clinical trials provide strong evidence that imetelstat targets telomerase to inhibit the uncontrolled proliferation of malignant stem and progenitor cells in myeloid hematologic malignancies resulting in malignant cell apoptosis and potential disease-modifying activity. Imetelstat has been granted Fast Track designation by the United States Food and Drug Administration for both the treatment of patients with non-del(5q) lower risk MDS who are refractory or resistant to an erythropoiesis stimulating agent and for patients with Intermediate-2 or High-risk MF whose disease has relapsed after or is refractory to janus associated kinase (JAK) inhibitor treatment.

About IMerge Phase 3

IMerge Phase 3 is a double-blind, randomized, placebo-controlled Phase 3 clinical trial with registrational intent. The trial is designed to enroll approximately 170 transfusion dependent patients with Low or Intermediate-1 risk myelodysplastic syndromes (MDS), also referred to as lower risk MDS, who have relapsed after or are refractory to prior treatment with an erythropoiesis stimulating agent (ESA). The primary endpoint is the rate of red blood cell (RBC) transfusion independence (TI) for any consecutive period of eight weeks or longer, or 8-week RBC-TI rate. Key secondary endpoints include the rate of RBC-TI lasting at least 24 weeks, or 24-week RBC-TI rate, duration of TI and the rate of hematologic improvement-erythroid (HI-E), defined as a reduction of at least four units of RBC transfusions over eight weeks compared with the prior RBC transfusion burden.

IMerge Phase 3 is fully enrolled and patient enrollment has been closed. For additional information about IMerge Phase 3, visit ClinicalTrials.gov/NCT02598661.

About IMpactMF

IMpactMF is an open label, randomized, controlled Phase 3 clinical trial with registrational intent. The trial is designed to enroll approximately 320 patients with Intermediate-2 or High-risk myelofibrosis (MF) who are refractory to prior treatment with a JAK inhibitor, also referred to as refractory MF. Patients will be randomized to receive either imetelstat or best available therapy. The primary endpoint is overall survival (OS). Key secondary endpoints include symptom response, spleen response, progression free survival, complete remission, partial remission, clinical improvement, duration of response, safety, pharmacokinetics, and patient reported outcomes.

IMpactMF is currently enrolling patients. For further information about IMpactMF, including enrollment criteria, locations and current status, visit ClinicalTrials.gov/NCT04576156.

About Geron

Geron is a late-stage clinical biopharmaceutical company focused on the development and potential commercialization of a first-in-class telomerase inhibitor, imetelstat, in hematologic malignancies. The Company currently is conducting two Phase 3 clinical trials: IMerge in lower risk myelodysplastic syndromes and IMpactMF in refractory myelofibrosis. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such statements, include, without limitation, those regarding: (i) that for IMerge Phase 3, Geron expects top-line results to be available in early January 2023, regulatory filings in the U.S. in the first half of 2023 and the EU in the second half of 2023, and a potential launch in lower risk MDS in the U.S. in the first half of 2024 and in the EU in the second half of 2024; (ii) for IMpactMF, that Geron expects to conduct an interim analysis in 2024 and a final analysis in 2025; (iii) that Geron plans to open the remaining approximately 50% of the selected IMpactMF sites in 2022; (iv) that Geron believes its financial resources are sufficient to fund current operations through the end of the first quarter of 2023; (v) that Geron expects total operating expenses in 2022 to be approximately $155 to $165 million; (vi) that IMerge Phase 3 and IMpactMF have registrational intent; (vii) that imetelstat has the potential to demonstrate disease-modifying activity; (viii) that the Company believes the data from the additional imetelstat indications, treatment combinations and programs will provide strategic value to the imetelstat franchise; (ix) that the Company expects IMproveMF to start in the first half of 2022; (x) that the Company expects IMpress to start in the second half of 2022; (xi) that the Company expects TELOMERE to start in the second half of 2022; (xii) that the Company expects preliminary results from the preclinical program in lymphoid malignancies to be available at the end of 2022; and (xiii) other statements that are not historical facts, constitute forward-looking statements. These forward-looking statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (a) whether the current or evolving effects of the COVID-19 pandemic and/or the Russia/Ukraine conflict cause global economic and financial disruptions that materially and adversely impact Geron’s business and business prospects, its financial condition and the future of imetelstat; (b) whether Geron overcomes all of the potential delays and other adverse impacts caused by the current or evolving effects of the COVID-19 pandemic and/or the Russia/Ukraine conflict, and overcomes all the enrollment, clinical, safety, efficacy, technical, scientific, intellectual property, manufacturing and regulatory challenges in order to have the financial resources for, and to meet the expected timelines and planned milestones in (i) to (iii) and (viii) to (xii) above; (c) whether regulatory authorities permit the further development of imetelstat on a timely basis, or at all, without any clinical holds; (d) whether imetelstat is demonstrated to be safe and efficacious in IMerge Phase 3 and IMpactMF to enable regulatory approval; (e) whether any future efficacy or safety results may cause the benefit-risk profile of imetelstat to become unacceptable; (f) whether imetelstat actually demonstrates disease-modifying activity in patients and the ability to target the malignant stem and progenitor cells of the underlying disease; (g) that Geron may seek to raise substantial capital in order to complete the development and commercialization of imetelstat to meet all of the expected timelines and planned milestones in (i) to (iii) and (viii) to (xii) above; (h) whether regulatory authorities require an additional clinical trial for approval even if IMerge Phase 3 or IMpactMF meet their respective primary endpoints; (i) whether there are failures or delays in manufacturing or supplying sufficient quantities of imetelstat or other clinical trial materials in a timely manner, or at all; (j) whether the patient follow-up period of 12 months in IMerge Phase 3 results in not obtaining adequate data to demonstrate safety and efficacy, including transfusion independence, for achieving success in the primary analysis; (k) whether Geron can accurately project the timing of enrollment in its clinical trials, whether due to the current or evolving effects of the COVID-19 pandemic, the Russia/Ukraine conflict, or otherwise; (l) whether Geron is able to enroll its clinical trials at a pace that would enable the financial resources for, and to meet the expected timelines and planned milestones in (i) to (iii) and (viii) to (xii) above; and (m) if the FDA does not grant priority review for the IMerge data, then the launch date in lower risk MDS may be later than the first half of 2024. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s filings and periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors” and elsewhere in such filings and reports, including Geron’s annual report on Form 10-K for the year-ended December 31, 2021 and future filings and reports by Geron. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

Non-GAAP Financial Measure

To supplement our financial results and guidance presented in accordance with GAAP, the Company is providing projected non-GAAP total operating expenses, which excludes stock-based compensation expense, amortization of debt discounts and issuance costs and depreciation and amortization, from projected GAAP total operating expenses. The Company believes this non-GAAP financial measure, when considered together with other financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Geron’s results from period to period and to projected forward-looking guidance, and to identify operating trends in Geron’s business. The exclusion of non-cash items, such as stock-based compensation expense, amortization of debt discounts and issuance costs and depreciation and amortization, does not directly or immediately relate to the operational performance for the periods presented. This projected non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance projected in accordance with GAAP. Geron encourages investors to carefully consider the Company’s results under GAAP, as well as the supplemental non-GAAP financial information, to more fully understand Geron’s business.

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	(UNAUDITED)
	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2021	2020	2021	2020

Revenues:
License fees and royalties	$1,040	$50	$1,393	$253

Operating expenses:
Research and development	24,150	16,228	85,727	51,488
General and administrative	7,872	7,088	29,665	25,678
Total operating expenses	32,022	23,316	115,392	77,166
Loss from operations	(30,982)	(23,266)	(113,999)	(76,913)

Interest income	106	243	527	1,828
Interest expense	(1,135)	(754)	(3,740)	(760)
Change in fair value of equity investment	—	(49)	—	60
Other income and (expense), net	(6)	39	1,100	168
Net loss	$(32,017)	$(23,787)	$(116,112)	$(75,617)

Basic and diluted net loss per share:
Net loss per share	$(0.10)	$(0.07)	$(0.35)	$(0.28)
Shares used in computing net loss per share	330,833,782	318,813,084	327,631,814	271,460,265

CONDENSED BALANCE SHEETS

	December 31,	December 31,
(In thousands)	2021	2020

Current assets:
Cash, cash equivalents and restricted cash	$35,235	$10,288
Current marketable securities	148,851	186,350
Other current assets	3,120	3,219
Total current assets	187,206	199,857

Noncurrent marketable securities	28,651	63,387
Property and equipment, net	650	658
Other assets	9,527	6,826
	$226,034	$270,728

Current liabilities	$45,521	$30,940
Noncurrent liabilities	54,097	28,841
Stockholders’ equity	126,416	210,947
	$226,034	$270,728

CONTACT:

Olivia Bloom
Chief Financial Officer
investor@geron.com
media@geron.com

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